Dean Heller Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 584-5706 Website; secretaryofstate.biz	Entity # E0577092005-4 Document Number 20050360721-66 Date Filed: 8/30/2005 1:01:39 PM In the office of Dean Heller Secretary of State
Articles Of Organization Limited-Liability Company (PURSUANT TO NRS 86)

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY
1. Name of Limited Liability Company:	WHAT-IF, LLC
2. Resident Agent Name and Street Address: must be a Nevada address where process may be issued	SECURITIES LAW INSTITUTE Name 770 E. WARM SPRINGS ROAD, SUITE 250 LAS VEGAS NEVADA 89119 Physical Street Address City Zip Code Additional Mailing Address City State Zip Code
3. Dissolution Date: (OPTIONAL see Instructional)	Latest date upon which the company is to dissolve (if existence is not perpetual). September 1, 2015
4. Management: (Check one)	Company shall be managed by Manager(s) OR X Members
5. Names, Addresses, of Manager(s) or Members: (Attach additional page as necessary)	JEFFREY J. HERRING Name 7470 ELDORA AVE LAS VEGAS NV 89117 Address City State Zip Code Name Address City State Zip Code Name Address City State Zip Code
6. Names, Address and Signatures of Organizers: (If more than one organizer attach additional page)	Jeffrey J. Herring Name Signature 7470 Eldora Ave Las Vegas NV 89117 Address City State Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named limited-liability company. Authorized Signature of R.A. or On Behalf of R.A. Company Date 04/05/06

This form must be accompanied by appropriate fees.